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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

              Gregory S. Junkin, Paul D. Lockyer, Scott A. Junkin
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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                               GREGORY S. JUNKIN


                                 P.O. BOX 30297


                           SEA ISLAND, GEORGIA 31561



                               February 11, 1997



TO THE SHAREHOLDERS OF GOLDEN ISLES FINANCIAL HOLDINGS, INC. (THE "COMPANY")



Re:  Special Meeting of Shareholders to be Held March 11, 1997



My fellow shareholders:



    The success of any business depends largely on the ability and quality of its management. Enclosed with this letter is a Proxy Statement, sent to you on behalf of myself, Paul D. Lockyer and Scott A. Junkin and relating to the upcoming Special Meeting, which seeks your support for the election of new directors who have extensive, broad-based and successful business experience. In our judgment, their election would greatly strengthen the management of the Company and contribute to the building of shareholder value over time. We urge you to review the description of their business experience, which appears on pages 5 and 6 of the Proxy Statement.


    Our disagreement with the "Whelchel Group" of directors, which gave rise to the call for a Special Meeting, should not be viewed as a personal dispute; it should be viewed as reflecting fundamental differences in vision about the nature and future of your Company. These differences are discussed in the Proxy Statement and its Exhibits.


    Like us, you have made an investment in the Company and therefore have an important stake in its future -- a future that, in large part, will be determined by the composition of its Board of Directors. The directors we have proposed share our vision of that future. In deciding how you will vote your shares at the Special Meeting, we ask that you compare our vision for the Company to that of the "Whelchel Group" and also carefully compare and contrast the business experience and qualifications of the new directors we have proposed with the backgrounds of the directors who comprise the "Whelchel Group."



    In the past, rather than debating the business issues, the "Whelchel Group" has relied upon false and misleading personal attacks on us. If they continue to do so, we will respond, and we hope that you will (1) hold them to a higher standard by requiring them to focus on the business issues, (2) reserve judgment until we have had a chance to respond, (3) view the attacks with the skepticism they deserve, and (4) feel free to call us if you have any concerns. Please also note that, in contrast to the "Whelchel Group," we have avoided personal attacks and have tried to stick to the real issues. In particular, I urge you to read my letter of January 7, 1997, attached to the Proxy Statement as Exhibit C, which responds to the charges already made by the "Whelchel Group."



    We strongly recommend that you vote FOR Proposal A, Proposal B and the Proposal relating to Chairmanship of the Special Meeting on the GREEN proxy card, carefully complete the proxy card in accordance with the instructions (including dating it) and return it in the enclosed envelope immediately.



    If your shares or units are held in the name of a bank or brokerage firm, only the FIRM can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a GREEN proxy card to be voted FOR Proposal A, Proposal B and the Proposal regarding Chairmanship of the Special Meeting.



    If you have questions or need assistance in voting your shares, please contact either the undersigned, at (912) 638-4447, or Paul Lockyer, at (912) 638-2381.



                                          Sincerely,



                                          Gregory S. Junkin